EXHIBIT 10.01

GOODRICH PETROLEUM CORPORATION
2016 LONG TERM INCENTIVE PLAN

Grant of Shares

Grantee:

Grant Date:

1.

Grant of Shares. Goodrich Petroleum Corporation (the “Company”) hereby grants to you XXX Shares under the Goodrich Petroleum Corporation 2016 Long Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. Upon vesting pursuant to Sections 2 or 3, you will be entitled to receive the vested amount of the Phantom Shares in shares of Common Stock of the Company.

2.

Regular Vesting. The Shares granted hereunder are comprised of (i) XXX performance-based Phantom Shares (the “Performance Vesting Phantom Shares”) which shall vest, or be forfeited, on XXX with a potential award ranging from no shares up to shares in accordance with the attached Performance-Based Payment Schedule (unless they vest prior to such date in accordance with Paragraph 3 below), and (ii) XXX Phantom Shares (the “Time Vesting Phantom Shares”) which shall vest on the anniversaries of XXX as follows:

Vesting Date	Cumulative Vested Percentage
1st Anniversary	33⅓%
2nd Anniversary	66⅔%
3rd Anniversary	100%

Vesting with respect to a fractional share shall be rounded up to the next whole share. The Performance Vesting Phantom Shares and the Time Vesting Phantom Shares are referred to, collectively, in this Agreement as the “Phantom Awards.”

3.	Events Occurring Prior to Regular Vesting.

(a)

Death or Disability. If, prior to becoming fully vested in the Performance Vesting Phantom Shares or Time Vesting Phantom Shares hereby granted, you cease to be an employee of the Company as a result of your death or a disability that entitles you to benefits under the Company’s long-term disability plan, the Time Vesting Phantom Shares then held by you will automatically become fully vested upon such termination and the Performance Vesting Phantom Shares then held by you will automatically become vested at 100% of Target Payment (as such term is used in the attached Performance-Based Payment Schedule) upon such termination.

(b)

Other Terminations. If you terminate from the Company for any reason other than as provided in Paragraph 3(a), all unvested Phantom Awards then held by you automatically shall be forfeited without payment upon such termination.

(c)

Change of Control. All outstanding Phantom Awards held by you at the time of a Change of Control will automatically become fully vested upon the Change of Control. With respect to the Performance Vesting Phantom Shares described in Paragraph 2 above, the calculations under the Performance-Based Payment Schedule attached hereto shall be made at the time of such Change of Control if prior to December 10, 2022.

For purposes of this Agreement, your employment with a parent or Subsidiary of the Company shall be deemed to be employment with the Company.

4.

Stock Certificates. Upon vesting pursuant to Section 2 or Sections 3(a) or (c), the Company shall cause a stock certificate to be issued in your name for the shares of Common Stock that become vested. Settlement of Phantom Awards that vest pursuant to this Agreement will occur no later than 60 days following the applicable vesting event.

5.

Limitations Upon Transfer. The Phantom Awards and all other rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.

Restrictions. By accepting this grant, you agree that any shares of Common Stock which you may acquire upon the vesting and payment of this award, if any, will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, other applicable law or Company policies as determined by Company on advice of counsel chosen by the Company in its sole discretion. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock, if any, will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. The Company may require you, as a condition of receiving the Common Stock, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that you are acquiring the Common Stock underlying the Phantom Awards for your own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate to comply with federal and any applicable state and foreign securities laws. The Company intends to register the shares under the Plan on Form S-8 filed with the Securities and Exchange Commission. No shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares may then be listed. In addition, shares will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to this Agreement will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.

7.

Withholding of Tax. To the extent that the grant, vesting or settlement of Phantom Awards results in the receipt of compensation by you with respect to which the Company or an affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such affiliate, you shall deliver to the Company or the affiliate such amount of money as the Company or the affiliate may require or determine to be advisable. No issuance of a share of stock shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the affiliate to satisfy in full the applicable tax withholding requirements of the Company or affiliate.

8.

Phantom Dividends. If during the period the Phantom Awards are held by you the Company pays a dividend on its Common Stock, you will be credited with additional Phantom Awards hereunder equal to the Fair Market Value of such dividends. Such additional Phantom Awards shall be subject to the same vesting provisions (including performance vesting provisions) and other provisions of this Agreement as if part of the tandem Phantom Award to which the phantom dividend relates and will be paid to you in Common Stock at the same time that the Phantom Awards associated with such phantom dividends are settled pursuant to this Agreement. For purposes of phantom dividends calculated on Performance Vesting Phantom Shares, such phantom dividends will be calculated on a number of Phantom Shares equal to 100% of the Target Payment (as such term is used in the attached Performance-Based Payment Schedule).

9.

Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via an electronic mail system of the Company or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and the Company agrees that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.

Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.

Independent Legal and Tax Advice. You have been advised, and you hereby acknowledge that you have been advised, to obtain independent legal and tax advice regarding this grant of a Phantom Award and the issues of Common Stock and eventual disposition of such Common Stock. The Board and the Company do not guarantee Common Stock potentially issued in connection herewith from loss or depreciation.

13.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Please return this Agreement signed to the Company. The enclosed copy is for your records.

Agreed and accepted     Goodrich Petroleum Corporation

by Grantee

________________________     By: Leslee M. Ranly

          Name: Leslee M. Ranly                              Title: VP-Human Resources and Administration